EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-141681 and 333-151019 each on Form S-3 and Registration Statement Nos. 333-102008 and 333-152872 each on Form S-8 of our reports dated March 11, 2009, relating to the consolidated financial statements and consolidated financial statement schedule of Central Vermont Public Service Corporation and subsidiaries (“the Company”) (which report also refers to the reports of other auditors, expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board (“FASB”) Interpretation 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109) and the effectiveness of Central Vermont Public Service Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Central Vermont Public Service Corporation for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
March 11, 2009